Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the issuance of shares of common stock in connection with the Plateau Systems, Ltd. 2001 Stock Option Plan and the Plateau Systems, Ltd. 2011 Equity Incentive Plan of our report dated February 26, 2010, with respect to the consolidated financial statements of SuccessFactors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of SuccessFactors, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

June 29, 2011